Exhibit 10.15

FIRST AMENDMENT TO

PERFORMANCE-BASED STOCK OPTION AGREEMENT

This AMENDMENT to Performance-Based Stock Option Agreement (this “Amendment”) is made and entered into as June 30, 2021 (the “Effective Date”) by and between Oracle Corporation, a Delaware corporation (the “Company”), and the optionee (“Optionee”).

WHEREAS, on July 20, 2017, the Company granted Optionee a U.S. non-qualified option to purchase 17,500,000 shares of the Company’s Common Stock (the “Option”) pursuant to the Company’s Amended and Restated 2000 Long-Term Equity Incentive Plan (the “Plan”) and that certain Performance-Based Stock Option Agreement by and between the Company and Optionee (the “Option Agreement”).

WHEREAS, the Option vests and becomes exercisable in seven equal tranches of 2,500,000 shares of Common Stock upon the achievement of specified stock price, market capitalization and operational goals during a five year performance period commencing June 1, 2017 and ending on May 31, 2022 (the “Performance Period”).

WHEREAS, the Company and Optionee mutually desire to amend the Option to extend the duration of the Performance Period from five to eight years, such that the Performance Period would end on May 31, 2025.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

1.    Definitions. All capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Option Agreement or the Plan, as applicable.

2.    Amendment of Option.

(a)    Performance Period. Section 1(u) of Exhibit A of the Option Agreement is hereby amended, restated and replaced in its entirety with the following:

““Performance Period” shall mean the eight-year period commencing June 1, 2017 and ending on May 31, 2025.”

(b)    Cloud PaaS and IaaS Margin of 30%. Section 5(f) of Exhibit A of the Option Agreement is hereby amended, restated and replaced in its entirety with the following:

“Cloud PaaS and IaaS Margin of 30%

•	Operational Goal: Maintain Cloud PaaS and IaaS Margin Percentage of at least 30%, for 3 of the 8 Fiscal Years in the Performance Period.”

(c)    Certifying Performance. Section 3(a) of Exhibit A of the Option Agreement is hereby amended, restated and replaced in its entirety with the following:

“Certifying Performance. As soon as reasonably practicable after the completion of each Fiscal Year during the Performance Period but in no event later than 90 days following the end of such Fiscal Year (except for the 2025 Fiscal Year, in which case it must be in no event later than 30 days following the end of the 2025 Fiscal Year), the Committee shall determine whether any portion of the Option has vested during the Fiscal Year based on achievement of the Performance Goals. The Committee shall calculate the number of Tranches that vest (if any) on the basis of the Committee’s determination of the attainment of the Performance Goals.”

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AMENDMENT TO PSO AGREEMENT

3.    Full Force and Effect. To the extent not expressly amended hereby, the Option and the Option Agreement shall remain in full force and effect.

4.    Entire Agreement; Governing Law. This Amendment, the Option Agreement and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof. This Amendment is governed by Delaware law except for that body of law pertaining to conflict of laws.

5.    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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AMENDMENT TO PSO AGREEMENT